                                                                     EXHIBIT 99


LIFEPOINT HOSPITALS REPORTS RECORD RESULTS FOR FIRST QUARTER 2001

    BRENTWOOD, Tenn.--(BW HealthWire)--April 23, 2001--LifePoint Hospitals, Inc. (NASDAQ: LPNT)

    First Quarter Highlights:

       -  Continuing strong financial performance

       - Quarterly EPS of $0.24 (excluding non-recurring gain) compared with $0.13 in the prior year

       -  EBITDA margin increased to 22.0%, a 400bp increase over prior year

       -  Increase in admissions of 9.9%

       -  Increase in equivalent admissions of 8.4%

       -  Recruited 202 physicians since Company's formation

       -  Completed secondary equity offering of common stock

    LifePoint Hospitals, Inc. (NASDAQ: LPNT) today announced results for the first quarter ended March 31, 2001.

    For the quarter ended March 31, 2001, net revenues were $154.3 million, up 13.4% from $136.0 million a year ago. Net earnings for the quarter totaled $8.6 million, or $0.25 per diluted share on 34.1 million average shares outstanding, versus $4.0 million, or $0.13 per diluted share on 32.0 million average shares outstanding in the prior-year period, representing increases of 114.1% and 92.3%, respectively. The first quarter results include a $0.5 million pre-tax gain ($0.01 per diluted share) related to cash received from a previously impaired asset. Earnings before interest, income taxes, depreciation, amortization, ESOP expense and minority interest (EBITDA) increased 38.9% to $34.0 million from $24.5 million in the same period last year.

    On March 22, 2001, LifePoint successfully completed a public offering of 3,680,000 shares of common stock at a price of $29 per share. The net proceeds of approximately $100 million, along with existing cash, will be used to fully repay the Company's outstanding bank indebtedness. The offering helps deleverage the Company, strengthen its balance sheet, and better position LifePoint to execute its strategy in the future.

    In commenting on the first quarter results, James M. Fleetwood, Jr., LifePoint's chairman and chief executive officer, said, "The momentum that we achieved during calendar year 2000 continued in the first quarter of 2001, resulting in record results and performance. We are pleased that, through the execution of our strategic plan, we have been able to provide benefits to our patients and communities, while adding to the Company's bottom line. We continue to believe there is additional value to be achieved through our continued focus on recruiting physicians, expanding services, controlling costs, and selective acquisitions."

    A listen-only simulcast and replay of LifePoint Hospitals' first quarter conference call will be available on-line at www.lifepointhospitals.com and www.streetevents.com on April 24, 2001, beginning at 10:00 a.m. Eastern Time.

    LifePoint's annual meeting of stockholders will be held on May 14, 2001, at 10:00 a.m. Central time in Nashville, Tennessee, for stockholders of record on March 23, 2001.

    LifePoint Hospitals, Inc. operates 21 hospitals in non-urban areas. In most cases, the LifePoint facility is the only hospital in its community. LifePoint's non-urban operating strategy offers continued operational improvement by focusing on its five core values: delivering high quality patient care, supporting physicians, creating excellent workplaces for its employees, providing community value, and ensuring fiscal responsibility. Headquartered in Brentwood, Tennessee, LifePoint Hospitals is affiliated with over 6,000 employees.

    The above statements include forward-looking statements based on current management expectations. Numerous factors exist which may cause results to differ from these expectations. Many of the factors that will determine the Company's future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) possible changes in reimbursement to healthcare providers and insurers that may reduce payments; (ii) its ability to attract and retain qualified management and personnel, including physicians; (iii) the geographic concentration of the Company's operations; (iv) risks associated with the Company's acquisition and disposition strategies; (v) the regulated nature of the healthcare industry; (vi) the highly competitive nature of the healthcare business;
    (vii) the potential adverse impact of government investigations and litigation involving the business practices of HCA (to the extent relating to periods prior to the Company's formation); and (viii) those risks and uncertainties detailed from time to time in the Company's filings with the Securities and Exchange Commission. Therefore, the Company's actual results may differ materially. The Company undertakes no obligation to update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

    All references to "Company" and "LifePoint" as used throughout this document refer to LifePoint Hospitals, Inc. and its affiliates.

                            LIFEPOINT HOSPITALS, INC.
                           CONSOLIDATED BALANCE SHEETS
                               Dollars in millions
                                   (Unaudited)


                                                         March 31,     December 31,
                                                           2001            2000
                                                           ----            ----
                                    ASSETS

    Current assets:
       Cash and cash equivalents                         $   146.6      $    39.7
       Accounts receivable, net                               40.9           41.7
       Inventories                                            14.0           13.9
       Deferred taxes and other current assets                20.8           22.2
                                                         ---------      ---------
                                                             222.3          117.5
    Property and equipment:
       Land                                                    8.7            8.7
       Buildings and improvements                            240.4          236.9
       Equipment                                             248.3          244.9
       Construction in progress                               11.6            9.4
                                                         ---------      ---------
                                                             509.0          499.9
    Accumulated depreciation                                (190.8)        (183.4)
                                                         ---------      ---------
                                                             318.2          316.5

    Intangible assets, net                                    53.0           53.8
    Other                                                      0.2            0.2
                                                         ---------      ---------
                                                         $   593.7      $   488.0
                                                         =========      =========

                           LIABILITIES AND EQUITY
    Current liabilities:
       Accounts payable                                  $    16.4      $    16.1
       Accrued salaries                                       14.1           13.8
       Other current liabilities                              23.3           11.1
       Current maturities of long-term debt                   12.2           11.1
                                                         ---------      ---------
                                                              66.0           52.1

    Long-term debt                                           255.0          278.3
    Deferred income taxes                                     16.8           15.2
    Professional liability risks and other liabilities        10.7            9.4

    Minority interests in equity of consolidated
       entities                                                4.7            4.6

    Stockholders' equity:
       Common stock                                            0.4            0.3
       Capital in excess of par value                        259.1          156.5
       Unearned ESOP compensation                            (24.9)         (25.7)
       Notes receivable for shares sold to employees          (7.2)          (7.2)
       Retained earnings                                      13.1            4.5
                                                         ---------      ---------
                                                             240.5          128.4
                                                         ---------      ---------
                                                         $   593.7      $   488.0
                                                         =========      =========

    Current ratio                                             3.37           2.26
    Ratio of debt to debt plus common and minority
       equity                                                 52.1%          68.5%

                            LIFEPOINT HOSPITALS, INC.
                         CONSOLIDATED INCOME STATEMENTS
                  Dollars in millions, except per share amounts
                                   (Unaudited)


                                                                          For the Three Months Ended
                                                                                  March 31,
                                                                      2001                      2000
                                                            ----------------------      --------------------
                                                            Amount           Ratio       Amount       Ratio
                                                            ------           -----       ------       -----

    Revenues                                             $    154.3          100.0%    $  136.0       100.0%
                                                         ----------         ------     --------      ------
    Salaries and benefits                                      60.3           39.1%        55.7        41.0%
    Supplies                                                   19.6           12.7%        17.0        12.5%
    Other operating expenses                                   28.4           18.4%        29.7        21.8%
    Provision for doubtful accounts                            12.0            7.8%         9.1         6.7%
                                                         ----------         ------     --------      ------
                                                              120.3           78.0%       111.5        82.0%
                                                         ----------         ------     --------      ------
    EBITDA                                                     34.0           22.0%        24.5        18.0%

    Depreciation and amortization                               8.1            5.3%         8.4         6.1%
    Interest expense                                            6.5            4.2%         7.2         5.3%
    ESOP expense                                                2.6            1.7%         1.1         0.8%
    Gain on previously impaired asset                          (0.5)         (0.4)%         --          --
                                                         ----------         ------     --------      ------
    Income before minority interest and income taxes           17.3           11.2%         7.8         5.8%
    Minority interest                                           0.6            0.4%         0.6         0.5%
                                                         ----------         ------     --------      ------
    Income before income taxes                                 16.7           10.8%         7.2         5.3%

    Provision for income taxes                                  8.1            5.2%         3.2         2.3%
                                                         ----------         ------     --------      ------
    Net income                                           $      8.6            5.6%    $    4.0         3.0%
                                                         ==========         ======     ========      ======
    Shares used in diluted EPS (000's)                       34,069                      32,022

    Diluted earnings per share:
       Net income, excluding gain on previously
          impaired asset                                 $     0.24                    $   0.13
       Gain on previously impaired asset                       0.01                         --
                                                         ----------                    --------
       Net income                                        $     0.25                    $   0.13
                                                         ==========                    ========


                            LIFEPOINT HOSPITALS, INC.
                                   STATISTICS


                                                        Three Months Ended
                                                             March 31,
                                                                             %
                                                   2001         2000       Change
                                                   ----         ----       ------
    Number of hospitals at end of period              21           22       (4.5)%
    Licensed beds at end of period                 1,988        2,129       (6.6)%

    Admissions                                    18,900       17,195        9.9%
    Equivalent admissions                         33,075       30,521        8.4%
    Revenues per equivalent admission            $ 4,664      $ 4,456        4.7%

    Net outpatient revenues as a percentage of
      net patient revenues                          45.5%       47.1%
    Average daily census                             855          801        6.7%
    Average length of stay                           4.1          4.2       (2.4)%



--30--as/na*

  CONTACT:  LifePoint Hospitals, Inc., Brentwood
            James M. Fleetwood Jr., 615/372-8512
            Kenneth C. Donahey, 615/372-8533